Exhibit 10.1

Altus Pharmaceuticals, Inc.

May 21, 2008

Georges Gemayel, Ph.D.
[Address]

Dear Georges:

We are pleased to extend to you an offer to join Altus Pharmaceuticals Inc. (“Altus” or the “Company”) as President and Chief Executive Officer and a member of the Board of Directors. Through the discussions the Board of Directors has had with you during the interview process, we have been impressed with your substantial pharmaceutical industry experience, track record of accomplishments, strong business intellect, and overall leadership skills. Our impressions have been reinforced by the extremely positive set of reference calls that we also conducted. We believe you are well qualified to assume the Chief Executive Officer role at Altus and have every confidence that you will be successful in this capacity.

Commensurate with this position, the Compensation Committee of the Board of Directors offers you the following exceptional compensation package. The position provides an initial annualized base salary of $540,000 which will be paid on a biweekly basis. Annually beginning in 2009, you will be eligible for salary increases at the discretion of the Compensation Committee. In addition to your base salary, you will have an opportunity to earn an initial target annual performance bonus of 50% of your earned salary based on achievement of a series of personal and Company objectives that the Board of Directors acting through the Compensation Committee and you will define annually. For 2008, objectives will be recommended by you for the Board’s review and approval thirty days after the Commencement Date (as defined below). The 2008 performance bonus will be awarded based on achievement against these objectives and prorated based on the Commencement Date. As part of the Compensation Committee’s annual executive compensation review process, the Committee will review the target bonus level and, at its discretion, may increase the target bonus opportunity consistent with market practices and Altus’ compensation philosophy.

The President and Chief Executive Officer position will provide you with an initial grant of stock options exercisable for a total of 900,000 shares of Altus common stock at an exercise price on the closing price of our common stock price as of your first day of employment. Your stock options will vest over a four-year schedule so long as you remain an employee. The first twenty-five percent of your shares will vest on your anniversary date, and the remaining seventy-five percent will vest quarterly over the remaining three years. Within 12 months following a Change in Control, in the event you are terminated without Cause or you resign for Good Reason, your unvested options will vest in full in accordance with our executive stock option agreements. In the event you are terminated without Cause or you resign for Good Reason in other circumstances, all, a portion or none of the unvested options may be accelerated to the date of termination at the discretion of the Company. The options will have a ten-year term and will be subject to customary terms and conditions set forth in a stock option agreement that we will provide to you. In addition to this initial grant, the Board of Directors would also plan to make annual stock option grants and/or other equity awards to you based on the performance of
Georges Gemayel
May 21, 2008

the Company, commensurate with your position and consistent with market equity grant practices and the then existing stock option plan approved by the shareholders as administered in the discretion of the Compensation Committee.

In accordance with the terms of the enclosed Severance and Change in Control Agreement, you will also be entitled to severance at a rate equal to your then-current base salary (1) for twenty-four (24) months in the event Altus terminates your employment without Cause or you resign for Good Reason within one year following a Change in Control, or (2) for twelve (12) months in the event Altus terminates your employment without Cause or you resign for Good Reason in other circumstances. You will be entitled to two (2) times your then-current target bonus in the event Altus terminates your employment without Cause or you resign for Good Reason within one year following a Change in Control. In the event Altus terminates your employment without Cause or you resign for Good Reason in other circumstances, you will be eligible, in the discretion of the Company, to receive a Separation Bonus not to exceed your target annual bonus for the year of termination prorated for the portion of the year you were employed. Your severance benefits will also include health insurance benefit continuation as set forth in the agreement and a customary non-competition covenant during the term of the applicable severance period.

As used in this letter, “Cause”, “Change in Control” and “Good Reason” have the meanings set forth in our customary stock option agreement and your Severance and Change in Control Agreement

Altus offers a competitive and comprehensive benefits program. All employees are eligible to participate in the program, which includes group health, dental, life, and long and short-term disability insurance. You are also eligible to participate in our matching 401k plan, in accordance with plan guidelines. You will also be entitled to four weeks of paid vacation annually, personal time and observed as well as floating holidays.

Your offer of employment is subject to your agreement to Altus’ standard employee non-disclosure and inventions agreement and the Severance and Change in Control Agreement. We have included a copy of these agreements with this offer. Please bring the signed copies with you on your first day.

Your offer of employment is also subject to completion of a customary background check. Please sign and return the consent forms so that we can initiate the process. In addition, the Federal government requires that we verify the employment eligibility of all new employees. On your first day, please bring two forms of identification (valid driver’s license, original birth certificate, passport, original social security card, etc) demonstrating you are legally eligible to work in the United States. This information is required to complete the INS (Immigration and Naturalization Service) form I-9.

Georges Gemayel
May 21, 2008

We hope you find the Altus offer and position attractive and look forward to your favorable response. Please return one copy of this letter indicating your acceptance to me.

Sincerely,

/s/ David Pendergast
David Pendergast, Ph.D.
Executive Chairman

I accept the terms of employment offered in this letter.

Signature: /s/ Georges Gemayel

Date: May 21, 2008

Commencement Date: June 2, 2008